AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SILVERGRAPH INTERNATIONAL, INC.

Silvergraph International, Inc., a Nevada corporation (the “Corporation”), does hereby certify that (i) the name of the Corporation is Silvergraph International, Inc.; (ii) the Articles of Incorporation of the Corporation were originally filed with the Secretary of State of the State of Nevada on February 10, 1999, and subsequently amended on June 23, 2006.

These Articles have been duly adopted, as required by law, by Written Consent of a majority of the Shareholders in Lieu of a Special Meeting, dated December 5, 2008.  The number of shares voted for the Amended and Restated Articles of Incorporation was sufficient for approval.  In addition, these Articles have been duly adopted by the Board of Directors at a meeting on December 4, 2008.  These Articles supersede the original Articles of Incorporation and all amendments thereto and pursuant to the provisions of Title 7, Chapter 78, Section 403 of the Nevada Revised Statutes (the “NRS”), the text of the Articles of Incorporation of the Corporation is hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the Corporation shall be:  SILVERGRAPH INTERNATIONAL, INC.

ARTICLE II
SHARES

The amount of the total authorized capital stock of the Corporation is 100,000,000 shares of common stock, par value $0.001 per share.  Each share of common stock shall have one (1) vote.  Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any further payment thereof.  Said stock shall not be subject to assessment to pay the debts of the Corporation, and no paid-up stock and no stock issued as fully paid, shall ever be assessed or assessable by the Corporation.

The Corporation is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share.

ARTICLE III

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation is 375 North Stephanie Street #1411, Henderson, NV 89014.  The name of its resident agent in the state of Nevada is Incorp Services, Inc.  Either the registered office or the resident agent may be changed in the manner provided by law.

ARTICLE IV

DIRECTORS

The members of the governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the Corporation, provided that the number of directors shall not be reduced to less than one (1).

ARTICLE V

GENERAL

A.

The board of directors shall have the power and authority to make and alter, or amend, the bylaws, to fix the amount in cash or otherwise, to be reserved as working capital, and to authorize and cause to be executed the mortgages and liens upon the property and franchises of the Corporation.

B.

The board of directors shall, from time to time, determine whether, and to what extent, and at which times and places, and under what conditions and regulations, the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have the right to inspect any account, book or document of this Corporation except as conferred by the Statutes of Nevada, or authorized by the directors or any resolution of the stockholders.

C.

No sale, conveyance, transfer, exchange or other disposition of all or substantially all of the property and assets of this Corporation shall be made unless approved by the vote or written consent of the stockholders entitled to exercise two-thirds (2/3) of the voting power of the Corporation.

D.

The stockholders and directors shall have the power to hold their meetings, and keep the books, documents and papers of the Corporation outside of the State of Nevada, and at such place as may from time to time be designated by the bylaws or by resolution of the board of directors or stockholders, except as otherwise required by the laws of the State of Nevada.

E.

The Corporation shall indemnify each present and future officer and director of the Corporation and each person who serves at the request of the Corporation as an officer or director of the Corporation, whether or not such person is also an officer or director of the Corporation, against all costs, expenses and liabilities, including the amounts of judgments, amounts paid in compromise settlements and amounts paid for services of counsel and other related expenses, which may be incurred by or imposed on him in connection with any claim, action, suit, proceeding, investigation or inquiry hereafter made, instituted or threatened in which he may be involved as a party or otherwise by reason of any past or future action taken or authorized and approved by him or any omission to act as such officer or director, at the time of the incurring or imposition of such costs, expenses, or liabilities, except such costs, expenses or liabilities as shall relate to matters as to which he shall in such action, suit or proceeding, be finally adjudged to be liable by reason of his negligence or willful misconduct toward the Corporation or such other Corporation in the performance of his duties as such officer or director, as to whether or not a director or officer was liable by reason of his negligence or willful misconduct toward the Corporation or such other Corporation in the performance of his duties as such officer or director, in the absence of such final adjudication of the existence of such liability, the board of directors and each officer and director may conclusively rely upon an opinion of legal counsel selected by or in the manner designed by the board of directors. The foregoing right of indemnification shall not be exclusive of other rights to which any such officer or director may be entitled as a matter of law or otherwise, and shall inure to the benefit of the heirs, executors, administrators and assigns of each officer or director.

F.

To the fullest extent permitted by Nevada Revised Statute or any other applicable law as now in effect or as it may hereafter be amended, a director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of Nevada Revised Statute section 78.300.

ARTICLE VI

ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.  No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE VII
COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

IN WITNESS WHEREOF, the undersigned, has signed these Amended and Restated Articles of Incorporation this 10th day of February, 2009, to be effective upon filing.

SILVERGRAPH INTERNATIONAL, INC.

By

/s/ James R. Simpson

James R. Simpson, Chairman

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